Exhibit 99

                   Admiralty Bancorp. Inc. Sells Out Offering

PALM BEACH GARDENS, Fla., Feb. 1 -- Admiralty Bancorp, Inc., (Nasdaq: AAABB), parent company of Admiralty Bank and Admiralty Insurance Services, LLC, announced today that it has sold out its offering of Class B common shares, accepting subscriptions for $11 million at $10.00 per share. The offering was oversubscribed, and the Company had to return additional subscriptions. The Company commenced a community offering primarily in the Orlando, Florida area on November 7, 2000, to raise between $7 and $11 million primarily to fund Admiralty Bank's expansion into the Orlando, Florida area.

Admiralty Bancorp Director, Randy Burden, who also serves as Managing Director of the Orlando area stated, "The confidence our investors expressed by making this offering so successful in such a difficult stock market is encouraging. Many of the investors are previous customers who have banked with us in the Orlando market for many years. The management and staff of Admiralty Bank are sincerely appreciative of their loyalty and confidence and we look forward to providing them exceptional service as shareholders and customers."

Kevin Sacket, Treasurer of Admiralty Bancorp, Inc., stated, "We are very pleased with the results of our offering. To raise this amount of capital in a difficult market shows investors' confidence in our business. The Orlando business community has been very receptive to the Admiralty Bank style of banking. The additional capital raised in this offering makes us an even stronger institution as we continue our expansion in the Orlando area and elsewhere in Florida."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank and Admiralty Insurance Services, LLC. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and five branch offices located in Boca Raton, Juno Beach, Jupiter, Melbourne and Orlando, Florida. The Bank intends to open two additional branches in the Orlando area and one branch in Cocoa Beach, Florida, in the first quarter of 2001. At December 31, 2000, the Company had total assets of $301.4 million, total loans of $221.0 million and total deposits of $261.3 million. For the year ended December 31, 2000, the Company reported net income of $606,000, or $0.21 per share. The Company's book value per share after the completion of the offering, excluding 2001 performance, is $7.93.

The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

SOURCE Admiralty Bancorp, Inc.

CONTACT: Ward Kellogg or Barbara Moore, both of Admiralty Bancorp, 561-624-4701